EXHIBIT 3.3

                       CERTIFICATE OF AMENDMENT
                                TO THE
                    CERTIFICATE OF INCORPORATION OF
                             FI-TEK VI, INC.

     The undersigned President of Fi-Tek VI, Inc., a Delaware corporation (the "Corporation"), does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Delaware this Certificate of Amendment to the Certificate of Incorporation of the Corporation.

     FIRST:  The name of the Corporation is Fi-Tek VI, Inc.

     SECOND:  The Certificate of Incorporation is amended as follows:

          1. Article I of the Certificate of Incorporation shall be amended to read as follows:

                                ARTICLE I

                            NAME AND DURATION

          The name of this corporation is Global Water Technologies, Inc. (the "Company"). It shall have perpetual existence.

          2.   Article V, Section 5.01, of the Certificate of
     Incorporation shall be amended to read as follows:

                                ARTICLE V

                              CAPITAL STOCK

          5.01 AUTHORIZED SHARES. The aggregate number of shares which the Company shall have authority to issue is Eight Hundred Twenty Million (820,000,000). Eight Hundred Million (800,000,000) shares shall be designated "Common Stock" and shall have a par value of $.00001 per share. Twenty Million (20,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $.00001 per share. All shares of the Company shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.


     THIRD: The Board of Directors of the Corporation adopted a resolution proposing and declaring the advisability of the above amendments to the Certificate of Incorporation on November 4, 1997. The amendments to the Certificate of Incorporation were duly adopted and approved by the shareholders of the Corporation pursuant to Sections 242 and 228 of the Delaware General Corporation Law by written consent of the shareholders in lieu of a special meeting on November 4, 1997

     IN WITNESS WHEREOF, Fi-Tek VI, Inc., a Delaware corporation, through its President, duly executes the above and foregoing Certificate of Amendment to the Certificate of Incorporation as of the 4th day of November, 1997.


                                   FI-TEK VI, INC.



                              By:  /s/ GEORGE A. KAST
                                 --------------------------------------
                                      George A. Kast, President
ACKNOWLEDGED BY:

/s/ GARY L. BROWN
----------------------------------
Gary L. Brown, Secretary




STATE OF COLORADO   )
                    )   ss.
COUNTY OF DENVER    )

     The foregoing was acknowledged before me this 4th day of November, 1997, by George A. Kast, President of Fi-Tek VI, Inc.

     WITNESS my hand and official seal.

     My commission expires: 11-13-99

                               /s/ BETH SCHNEEKLOTH
                              -----------------------------------------
                              Notary Public







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

STATE OF COLORADO   )
                    )   ss.
COUNTY OF DENVER    )

     The foregoing was acknowledged before me this 4th day of November, 1997, by Gary L. Brown, Secretary of Fi-Tek VI, Inc.

     WITNESS my hand and official seal.

     My commission expires: 11-13-99

                               /s/ BETH SCHNEEKLOTH
                              -----------------------------------------
                              Notary Public








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